                                                               Exhibit (g)(viii)

                               REINSURANCE TREATY
                       (hereinafter called the Agreement)

                                     Between

                     SECURITY EQUITY LIFE INSURANCE COMPANY
                                ARMONK, NEW YORK

                  (hereinafter called Security Equity or SELIC)

                                       and

                      SUN LIFE ASSURANCE COMPANY OF CANADA
                                TORONTO, ONTARIO

                       (hereinafter called the Reinsurer)

                                TABLE OF CONTENTS

 ARTICLES

    1               Basis of Reinsurance
    2               Parties to the Agreement
    3               Automatic Reinsurance
    4               Facultative Reinsurance
    5               Liability
    6               Amounts of Reinsurance
    7               Reductions, Terminations and Changes
    8               Reinsurance Premiums
    9               Premium Accounting
    10              Claims
    11              Oversights
    12              Inspection of Records
    13              Insolvency
    14              Currency
    15              Experience Refunds
    16              Changes in Retention and Recapture Privileges
    17              Arbitration
    18              Duration of Agreement
    19              Applicable Law
    20              Execution

SCHEDULES

    A               Premiums
    B               Terms of Agreement
    C               Retention Limits
    D               Binding Limits

                                    ARTICLE 1

                              BASIS OF REINSURANCE

Security Equity and the Reinsurer mutually agree to reinsure on the terms and conditions set out in the Agreement. The Agreement reinsures insurance issued by Security Equity on risks as outlined in Schedule B.

                                                               END OF ARTICLE 1.

                                    ARTICLE 2

                            PARTIES TO THE AGREEMENT

This is an indemnity reinsurance agreement solely between Security Equity and the Reinsurer, and performance of the obligations of each party under the Agreement shall be rendered solely to the other party. The acceptance of reinsurance hereunder shall not create any right or legal relation between the Reinsurer and the insured, beneficiary, or any other party to any policy reinsured hereunder.

                                                               END OF ARTICLE 2.

                                    ARTICLE 3

                              AUTOMATIC REINSURANCE

Security Equity's life insurance, with policy issue dates of January 1, 1994, or later, which are eligible for automatic reinsurance shall be reinsured on an automatic basis with the Reinsurer. The Reinsurer shall automatically accept a share of such insurance, as specified in Schedule D, up to the amount specified in Schedule D in accordance with and subject to the terms and conditions of the Agreement.

Security Equity's life insurance shall qualify for automatic reinsurance under the Agreement provided each one of the following conditions are satisfied:

1. Each risk is underwritten and classified in accordance with underwriting rules as outlined in Schedule B.

2. All risks ceded automatically under the Agreement shall be between the ages of 20 and 65 inclusive.

3 On each life, Security Equity must retain the amounts of insurance according to the retention schedule in Schedule C.

4.       Risks fall under the binding limits according to Schedule D.

                                                               END OF ARTICLE 3.

                                    ARTICLE 4

                             FACULTATIVE REINSURANCE

Amounts in excess of the automatic limit outlined in Schedule D, shall be submitted to the Reinsurer on a facultative basis.

An application for facultative reinsurance shall be made by submitting to the Reinsurer a "Preliminary Application for Reinsurance" together with a copy of each paper pertaining to the insurability of the risk. The Reinsurer promptly shall notify Security Equity of its underwriting action after the Reinsurer has examined the evidence of insurability submitted.

                                                               END OF ARTICLE 4.

                                    ARTICLE 5

                                    LIABILITY

The liability of the Reinsurer will commence on the later of the start of Security Equity's liability or in the case of facultative business, the written acceptance by Security Equity of the Reinsurer's offer. Subject to the provisions of Article 9 and Article 18 of the Agreement, each reinsurance will be continued in force as long as Security Equity is liable under the policy and will cease when the liability of Security Equity ceases.

                                                               END OF ARTICLE 5.

                                    ARTICLE 6

                             AMOUNTS OF REINSURANCE

Life reinsurance under the Agreement shall be on the Yearly Renewable Term plan for the net amount at risk under the policy reinsured. For the purpose of the Agreement, the net amount at risk shall be calculated in the following manner.

1. For all policy years the net amount at risk shall be defined as the difference between the face amount of reinsurance ceded to the Reinsurer and the corresponding cash value (taken to the nearest dollar) as of the beginning of such policy year.

2. Policies where the amount of reinsurance, in total, is less than $10,000 will not be ceded under the Agreement.

                                                               END OF ARTICLE 6.

                                    ARTICLE 7

                      REDUCTIONS, TERMINATIONS AND CHANGES

1.       Reductions and Terminations

         Reinsurance amounts are calculated in terms of coverages on the life of a person. If any of the policies or riders on the person reinsured by Security Equity are reduced or terminated, the reinsurance will be reduced by the proportionate amount or terminated if appropriate.

2.       Changes

         In the event that the correct age or sex was not used, then the premium will be adjusted on an ongoing basis, but not retroactively.

                                                               END OF ARTICLE 7.

                                    ARTICLE 8

                              REINSURANCE PREMIUMS

The premiums for life reinsurance will be computed, on the basis of the amount at risk, at the rates shown in Schedule A provided, however, that the renewal rates which are guaranteed are those shown in the appropriate Schedules, except where such rates are less than the guaranteed rates in Schedule A, in which case such premium rates are guaranteed for renewals. Changes in inforce and new business rates must be mutually agreed upon by the Reinsurer and Security Equity.

There will be a refund of unearned premiums upon termination due to lapse or death.

The Reinsurer shall not be required to reimburse Security Equity for any premium taxes.

                                                               END OF ARTICLE 8.

                                    ARTICLE 9

                               PREMIUM ACCOUNTING

1.       Payments

         Premiums are payable annually in advance.

2.       Procedure

         At the end of each quarter, Security Equity will send an itemized statement covering the prior three months together with a remittance for any balance due the Reinsurer as shown therein. The statement will cover the following:

         a. Premiums on existing reinsurance due during the prior three months.

         b. Premium adjustments outstanding on changes in reinsurance and previous accounting statement entries.

         If the balance is due Security Equity, the Reinsurer will promptly remit the amount of such balance to Security Equity.

         The Reinsurer will note to Security Equity any discrepancies and proper adjustment will be made.

3.       Annual Statement Data

         On or before January 25 of each year, Security Equity will furnish the Reinsurer with the annual statement data on reinsurance ceded hereunder.

                                                             ARTICLE 9 CONTINUES

4.       Premium Default

         The Reinsurer shall have the right to terminate the reinsurance for which reinsurance premiums are in default for 60 days or more by giving ninety days written notice of termination to Security Equity. As of the close of the last day of this ninety-day notice period measured from the date the notice was mailed, all of the Reinsurer's liability for the following reinsurance shall terminate:

         - Reinsurance for risks which are the subject of the termination notice and, in addition,

         - Reinsurance for risks for which the reinsurance premiums went into default during the ninety-day notice period.

         Notwithstanding termination of the reinsurance, Security Equity shall continue to be liable to the Reinsurer for all unpaid reinsurance premiums earned by the Reinsurer under the Agreement.

                                                               END OF ARTICLE 9.

                                   ARTICLE 10

                                     CLAIMS

1.       Claim Notice

         Notice of any claim will be given promptly to the Reinsurer after first receipt of such information by Security Equity. Copies of all underwriting and claims papers shall be mailed upon request by Security Equity to the Reinsurer. In cases where the Reinsurer has over 50% of the risk and the case is facultative and within the contestable time period, all papers in connection with the claim shall be submitted to the Reinsurer and Security Equity shall wait for up to three working days from the date of mailing for the Reinsurer's recommendation before conceding liability or making settlement to the claimant.

2.       Claim Settlement

         In settlement of any life claim, the Reinsurer will pay one sum regardless of the method of settlement used by Security Equity under its policy or policies.

         If payment under the Security Equity policy is delayed, and interest is allowed on the proceeds by Security Equity, the Reinsurer shall pay its proportionate share of interest at the same rate for the same period on the amount of reinsurance.

         In the event that the correct age or sex was not used, the reinsurance benefit shall be changed to that which would have been purchased with the premiums paid, based on the corrected age and sex.

3.       Expenses

         Security Equity alone shall bear the routine expenses incurred in connection with settling claims including, as a matter of description only, compensation of agents and employees and the cost of routine investigations.

                                                            ARTICLE 10 CONTINUES

         The Reinsurer shall pay its share of all non-routine expenses. Non-routine expenses include such items as legal and investigative fees and not expenses incurred by Security Equity's employees in following normal claim procedures.

4.       Contested Claims

         Security Equity shall promptly notify the Reinsurer of its intention to contest insurance reinsured under the Agreement or to assert a defense to a claim for such insurance. The Reinsurer will not be liable for any extra-contractual damages, either compensatory or punitive, awarded under a statute or otherwise, in connection with a claim under a policy reinsured hereunder, unless the Reinsurer agrees in writing to the acts giving rise to such damages, in which case, the Reinsurer will pay its proportionate share of any such damages.

         If the Reinsurer declines to participate in the contest, the Reinsurer will discharge all of its liability by payment of the full amount of the reinsurance due to Security Equity.

         If any claim or suit is contested or compromised and the amount is thereby reduced, the Reinsurer shall share, unless it has chosen not to participate in the contest, in the reduction in the proportion that the net liability of the Reinsurer bore to the sum of the retained net liability of Security Equity and any other reinsurers.

                                                              END OF ARTICLE 10.

                                   ARTICLE 11

                                   OVERSIGHTS

It is hereby agreed that if nonpayment of premiums within the time specified, or failure to comply with any terms of the Agreement, is shown to be unintentional and the result of misunderstanding or oversight on the part of either party, the Agreement will not be deemed abrogated thereby, but both parties will be restored to the position they would have occupied had no such oversight or misunderstanding occurred.

                                                              END OF ARTICLE 11.

                                   ARTICLE 12

                              INSPECTION OF RECORDS

At any reasonable time the Reinsurer may inspect the original papers and any and all other books or documents at the Home Office of Security Equity relating to or affecting reinsurance under the Agreement.

Security Equity on request will furnish the Reinsurer with any specimen copies of its applications, policy and rider forms, and any tables of rates and values which may be required for the proper administration of the business reinsured under the Agreement.

                                                              END OF ARTICLE 12.

                                   ARTICLE 13

                                   INSOLVENCY

All reinsurance under the Agreement will be paid by the Reinsurer directly to Security Equity, its liquidator, receiver, or statutory successor, on the basis of the liability of Security Equity under the policy or policies without diminution because of the insolvency of Security Equity. In the event of the insolvency of Security Equity, the liquidator, receiver or statutory successor of Security Equity will give written notice of a pending claim against Security Equity on any policy reinsured within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, the Reinsurer may investigate the claim and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defense which it may deem available to Security Equity or its liquidator, receiver or statutory successor. The expense incurred by the Reinsurer will be charged, subject to court approval, against Security Equity as an expense of liquidation to the extent of a proportionate share of the benefit that accrues to Security Equity as a result of the defense by the Reinsurer. Where two or more reinsurers are involved and a majority in interest elect to defend a claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as if the expense had been incurred by Security Equity.

In the event of the insolvency of either the Reinsurer or Security Equity, any amounts owed by Security Equity to the Reinsurer and by the Reinsurer to Security Equity with respect to the Agreement shall be set off and only the balance shall be paid.

                                                              END OF ARTICLE 13.

                                   ARTICLE 14

                                    CURRENCY

All amounts reinsured under the Agreement and all payments by either Security Equity or the Reinsurer will be in United States dollars.

                                                              END OF ARTICLE 14.

                                   ARTICLE 15

                               EXPERIENCE REFUNDS

Life reinsurance accepted under the Agreement will be eligible for experience refunds, as outlined in Schedule B.

                                                              END OF ARTICLE 15.

                                   ARTICLE 16

                  CHANGES IN RETENTION AND RECAPTURE PRIVILEGES

A. Security Equity may elect at any time to change its existing retention limits, as shown in Schedule C, in which event Security Equity shall give prompt written notice of the change to the Reinsurer, provided however that to give such notice shall not effect the rights and obligations of the parties under the Agreement.

B. Security Equity may apply the new limits of retention to existing individual reinsurance and reduce and recapture reinsurance in force in accordance with the following rules:

         1. No recapture will be made unless reinsurance has been in force at least ten (10) years.

         2. Recapture will become effective on the policy anniversary date following notification of the intent of Security Equity to recapture.

         3. No recapture will be made unless Security Equity retained its maximum limit of retention for the plan, age and mortality rating at the time the policy was issued, as referred in Schedule C. No recapture will be allowed in any class of fully reinsured business or in any classes of risks for which Security Equity established special retention limits less than Security Equity's maximum retention limits for the plan, age and mortality rating at the time the policy was issued.

         4. If any reinsurance is recaptured all reinsurance eligible for recapture under the provisions of this Article must be recaptured.

         5. If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.

                                                              END OF ARTICLE 16.

                                   ARTICLE 17

                                   ARBITRATION

1. It is the intention of Security Equity and the Reinsurer that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of the Agreement. The parties agree to act in all things with the highest good faith. If Security Equity or the Reinsurer cannot mutually resolve a dispute which arises out of or relates to the Agreement, however, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of the Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

2. To initiate arbitration, either the Reinsurer or Security Equity will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

3. There will be three arbitrators who will be current or former officers of life insurance companies other than the contracting companies. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty days of their appointment, each of the arbitrators will nominate three individuals. Each arbitrator will then decline two of the nominations presented by the other arbitrator. The third arbitrator will then be chosen from the remaining two nominations by drawing lots.

                                                            ARTICLE 17 CONTINUES

4. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section 1 of this Article. Therefore, at no time will either the Reinsurer or Security Equity contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the Reinsurer and Security Equity to inform the arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute will be coordinated with the other party and will be provided simultaneously to the other party or will take place in the presence of the other party. Further, at no time will any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

5. The arbitration hearing will be held on the date fixed by arbitrators. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raise concerning it. The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing.

6. The cost of arbitration will be borne by the losing party unless the arbitrators decide otherwise.

                                                              END OF ARTICLE 17.

                                   ARTICLE 18

                              DURATION OF AGREEMENT

The Agreement will be effective on and after the effective date stated in the EXECUTION. It is unlimited in duration but may be amended by mutual consent of Security Equity and the Reinsurer. The Agreement may be terminated for new business by providing 90 days notice, during which new business will be accepted under the Agreement. Existing reinsurance will remain in force until termination of Security Equity's policy or policies on which the reinsurance is based in accordance with the terms of the Agreement.

                                                              END OF ARTICLE 18.

                                   ARTICLE 19

                                 APPLICABLE LAW

The Agreement shall be governed by and construed in accordance with the laws of the State of New York and shall be treated in all respects as a New York contract.

                                                              END OF ARTICLE 19.

                                   ARTICLE 20

                                    EXECUTION

In witness of the above, the Agreement is signed in duplicate at the dates and places indicated with an effective date of January 1, 1994.

                                                   SUN LIFE ASSURANCE COMPANY
                                                   OF CANADA

Date:  ____________                                For President

Place: ____________                                By: _____________________

                                                   For Secretary

                                                   By: ______________________

                                                   SECURITY EQUITY LIFE
                                                   INSURANCE COMPANY

Date:  ____________                                By:    ___________________

Place: ____________                                Title: ___________________

                                                   By:    ___________________

                                                   Title: ___________________


                                                              END OF ARTICLE 20.

                                   SCHEDULE A

a)       Automatic

Premiums:

         Current Premiums:                 104% of attached mortality tables:

                                           1.     fully underwritten

                                           2.     simplified issue

                                           3.     guaranteed issue

         Guaranteed Premiums:              80CSO mortality

   Current premiums may be adjusted, but not to exceed the guaranteed premiums

b)       Facultative

         YRT rates to be used for amounts greater then the guaranteed limit of $1,000,000.

         YRT rates to be equivalent to those used for fully underwritten automatic risk.

                     SECURITY EQUITY LIFE INSURANCE COMPANY

                        Annual Mortality Rates Per $1.000

                             Date Prepared, 01/18/94

                                 Issue Age 20-99

                                 Male Non-Smoker
                                Female Non-Smoker
                                   Male Smoker
                                  Female Smoker

                                   SCHEDULE B

                               TERMS OF AGREEMENT

Products

Policy forms:     Individual

                  Group

Underwriting

Security Equity will offer three types of underwriting, namely: full medical, simplified issue and guaranteed issue.

Full Medical:

Security Equity will follow General American's underwriting requirements. Security Equity also expects to use full underwriting on those insureds who need coverage over and above $1,000,000 in the guaranteed issue cases or simplified issue cases.

Simplified Issue:

Security Equity will ask only these medical questions:

1) Has the proposed insured applied for life insurance and been declined or postponed in the past 5 years?

2)       Does the proposed insured have heart disease or cancer?

3) Has the proposed insured been treated for or been diagnosed as having deficiency of the immune system, such as Acquired Immune Deficiency Syndrome (AIDS) or AIDS Related complex (ARC) or the AIDS virus?

The guidelines for simplified issue are as follows:

         1.       At least 25 lives must be insured.

         2. All insureds must be actively at work at least 20 hours per week and performing all the usual and necessary duties of employment for a minimum of 500 hours semi annually at the time of issue without absences of more than 20 business days during such period due to sickness or accident.

         3. Selected Face Amounts must be formula-driven so as to prevent individual anti-selection.

         4. At least 70% of a class of employees defined by position with the Firm must be insured.

         5.       Maximum issue age is 65.

         6.       The maximum initial Selected Face Amount may not exceed
                  $1,000,000.

         7. Annual increases in Selected Face Amount must be limited to 10%. Increases must be justified by a formula.

         8. Cumulative increases in Selected Face Amount may not exceed the smaller of the initial Selected Face Amount and $1,000,000. Such increases must be automatic and set at issue or must be based on documented compensation increases.

         9. Owner of the policy must be either a United States Citizen or a corporation domiciled in the United States. The insured must be a citizen of the United States. The beneficiary must be an entity in the United States or a citizen of the United States.

         Please note that the 70% participation rule will be maintained at and after issue. Guaranteed Issue:

                  As per Simplified Issue without the underwriting questions, and the participation requirement is 90% which will be maintained at and after issue. Security Equity will reserve the right to refuse the case based on the type of corporation or other reasons.

Experience Rating

         For group experience rated policies, the following factors apply:

                                             Threshold                   Minimum
No. of Years          Credibility               PFR                 Mortality Charge
------------          -----------               ---                 ----------------
   500                    10%                  100%*                      75%*
 5,000                   100%                  100%*                      75%*
10,000                   100%                   50%*                      70%*
50,000                   100%                   10%*                      30%*

* These percentages are based upon SELIC's current pooled rates.

The formula description are attached in Schedule B 1).

                                   SCHEDULE B1

The Reinsurer will participate in Security Equity's experience refund in the following manner:

At the beginning of each year Security Equity will remit to the Reinsurer premium based upon a client's expected experience plus 3% of 1980 CSO mortality.

At the end of a policy year for a client, Security Equity will calculate actual mortality and a refundable amount for the case. If the refundable amount is positive (i.e. mortality was less than expected) the Reinsurer will reimburse Security Equity for its proportionate share of the refundable amount. If a client's mortality was worse than expected and Security Equity recovers extra charges from the cash value, Security Equity will remit to the Reinsurer a proportionate share of the deduction from cash value.

The Reinsurer's proportionate share will be based upon the reinsured amount at the beginning of the year divided by the amount at risk at the beginning of the year.

                                   SCHEDULE C

                                RETENTION LIMITS

Security Equity retention limits - 50% of the net amount at risk, up to a maximum of $125,000 ages 20-65.

                                   SCHEDULE D

                                 BINDING LIMITS

The Reinsurer agrees to accept on a First dollar Quota Share basis, 50% of the net amount at risk up to a maximum of $125,000 ages 20-65, and 100% in excess of $250,000 to $1,000,000 per life. Total Binding Limit is $875,000.

There is a $20,000,000 Jumbo Limit.

REINSURANCE TREATY
DOC #9385102